Exhibit 99.1

I.C. Isaacs & Company

For:	I.C. Isaacs & Company:

Contact: Investor Relations
Bill Zima/James Palczynski
Integrated Corporate Relations
(203) 682-8200

I.C. Isaacs Settles Pending Litigation and Raises 2006 Earnings Estimates

- I.C. Isaacs Increases Earnings View for Fiscal 2006 -

NEW YORK, NY - February 14, 2006 - I.C. Isaacs & Company, Inc. (OTCBB: ISAC), a designer and marketer of the Marithé & François Girbaud brand of denim and casual sportswear, today disclosed that, without admitting or denying any liability, it had settled the arbitration proceedings commenced against it by a former executive. Pursuant to the settlement, the company has paid the sum of $1.75 million and has agreed to pay certain additional litigation-related expenses. The settlement is being recorded as a non-recurring charge in the fourth quarter of 2005 which the company expects will reduce 2005 full-year earnings per share by approximately $0.13.

Peter J. Rizzo, Chairman and Chief Executive Officer commented, “This settlement will allow management to focus its time and attention on the strategic development of the company’s business. In the absence of the settlement’s one time effects, we believe that the guidance we previously gave with regard to our fourth quarter and full year 2005 results would have remained substantially unchanged.”

Based on strong retail sell-through, the company believes its men’s business will accelerate beginning in the second quarter. Despite its current expectation for a roughly flat first quarter earnings performance, the company is now comfortable it will grow earnings at least 10% in the first half of fiscal 2006. For the full 2006 fiscal year, the company expects earnings to grow at a pace of approximately 20%. This compares to prior 2006 fiscal year guidance of diluted earnings per share to grow approximately 10% over its 2005 expected results.

About I.C. Isaacs & Company

I.C. Isaacs & Company, Inc. is a designer and marketer of branded casual denim and sportswear based in New York and Baltimore. The Company offers full lines of casual denim and sportswear for men and women under the Marithé & François Girbaud brand in the United States and Puerto Rico.

FORWARD-LOOKING STATEMENTS

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those statements include statements regarding the intent, belief or current expectations of the company and its management, including the company’s belief regarding the prominence of branded, licensed apparel, in general, and the Girbaud brand, in particular, in the company’s future, its expectations regarding the renewal of its licenses for men’s and women’s sportswear and jeanswear by Girbaud, and its expectations that substantially all of its net sales will come from sales of Girbaud apparel, the company’s beliefs regarding the relationship with its employees, the conditions of its facilities, number of manufacturers capable of supplying the company with products that meet the company’s quality standards, the company’s beliefs regarding its ordering flexibility as a result of transferring production to Asia, and the basis on which it competes for business, the company’s environmental obligations and its expectations regarding the company’s product offerings. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements. Such statements are forward-looking statements which are subject to a variety of risks and uncertainties, many of which are beyond the company’s control, which could cause actual results to differ materially from those contemplated in such forward-looking statements, including in particular the following risks and uncertainties (i) changes in the marketplace for the company’s products, including customer tastes, (ii) the introduction of new products or pricing changes by the company’s competitors, (iii) changes in the economy, and (iv) termination of one or more of its agreements for use of the Girbaud brand name and images in the manufacture and sale of the company’s products. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.